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Exhibit 11

    ESTERLINE TECHNOLOGIES CORPORATION
(in thousands, except per share amounts)

Computation of Net Earnings Per Share—Basic

	For Fiscal Years
	2000	1999	1998	1997	1996

Net Earnings	$32,587	$29,862	$30,084	$25,321	$21,354

Weighted-Average Number of Shares Outstanding	17,375	17,337	17,290	17,124	15,842
Net Earnings Per Share—Basic	$1.88	$1.72	$1.74	$1.48	$1.35

Computation of Net Earnings Per Share—Diluted	For Fiscal Years
	2000	1999	1998	1997	1996

Net Earnings	$32,587	$29,862	$30,084	$25,321	$21,354

Weighted-Average Number of Shares Outstanding	17,375	17,337	17,290	17,124	15,842
Net Shares Assumed to be Issued for Stock Options	279	321	428	484	492

Total Shares—Diluted	17,654	17,658	17,718	17,608	16,334

Net Earnings Per Share—Diluted	$1.85	$1.69	$1.70	$1.44	$1.31

Net Earnings Per Share—Basic	$1.88	$1.72	$1.74	$1.48	$1.35

Dilutive Effect Per Share	$.03	$.03	$.04	$.04	$.04

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Computation of Net Earnings Per Share—Basic